EXHIBIT 5


                    December 28, 1999

IPALCO Enterprises, Inc.
One Monument Circle
P.O. Box 1595
Indianapolis, IN 46206-1595

Gentlemen:

       You have requested my opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") anticipated to be filed with the Securities and Exchange Commission by IPALCO Enterprises, Inc. (the "Company") on December 28,
1999, with respect to the registration of One Million Five Hundred Thousand (1,500,000) shares of Common Stock, without par value, of the Company currently held as treasury shares (the "Shares") to be issued and sold to eligible participants in the IPALCO Enterprises, Inc. 1999 Stock Incentive Plan (the "1999 Incentive Plan").

I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary in the circumstances. Based on that examination and investigation, I am of the opinion that when the Shares have been issued in consideration for services performed, all as contemplated by the 1999 Incentive Plan as described in the Registration Statement and in the Prospectus relating thereto, as the same may be amended, and when the Company has complied with the Securities Act of 1933, as amended, and with the securities laws of Indiana and all other jurisdictions in which the Shares are to be sold pursuant to the 1999 Incentive Plan, the Shares will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.


                                       Sincerely,

                                       /s/ Bryan G. Tabler

                                       Bryan G. Tabler